<u>THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, S.C. CODE ANN. §15-48-10, *et seq*, OF THE SOUTH CAROLINA CODE OF LAWS, 1976, AS AMENDED</u>

STANLEY MARTIN
HOMES

NEW HOME SALES CONTRACT

THIS NEW HOME SALES CONTRACT (this "Contract"), dated as of **12/23/2021** (the "Contract Date") is made by and between **Stanley Martin Homes, LLC** ("Seller"), whose address for notice purposes is **430 Roper Mountain Road Suite F-1, Greenville, SC 29615**, and **Arrived Holdings Inc** ("Homebuyer" or "Purchaser"), whose address is **500 Yale Ave N., Seattle, WA 98109** and whose e-mail address is [redacted]

Seller is a licensed contractor in South Carolina: Builder License number RBC 516.

For and in consideration of the mutual covenants contained in this Contract and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

1. PROPERTY. Seller agrees to sell and Homebuyer agrees to buy, subject to the terms and conditions contained in this Contract, the following property:

Neighborhood:	**Mayfield Crossing Phase 2 (Mayfield Crossing)**
Homesite or Lot:	
Lot or Unit / Block or Phase:	**056 /**
Street Address:	**436 Marietta Lane**
City / State:	**Duncan, SC 29334**
Home:	
Housetype:	**Fairview (001428)**
Elevation:	**D, Right**
Plans dated:	**5/3/2021**

The improvements constructed or to be constructed on the Homesite, including the Home, landscaping and driveway, as described in this Contract, are referred to in this Contract as the "Improvements". The Homesite and the Improvements are referred to together as the "Property".

2. PURCHASE PRICE.

(a) Homebuyer hereby covenants and agrees that Homebuyer shall pay the total Purchase Price and shall abide by the terms of payment as set forth in the Pricing and Selections Addendum signed with this Contract.

(b) Homebuyer shall pay to Seller the deposit shown in the Pricing and Selections Addendum, including both the original deposit amount to be paid upon signing this Contract and additional deposit amounts to be paid as shown in the Pricing and Selections Addendum (together, the "Builder Deposit"). The Builder Deposit shall be held by Seller until closing (sometimes referred to as "settlement") on the purchase of the Property (at which time it will be applied against the Purchase Price due) or until the Builder Deposit is refunded or forfeited pursuant to the terms of this Contract. Interest shall not be paid or credited to Homebuyer on the amount of the Builder Deposit unless required by applicable law.

(c) Homebuyer shall also pay to Seller any payment that may be required toward "non-structural" selections made pursuant to the terms of this Contract (such payments will be referred to collectively as the "Selections Payment" or sometimes as "options payment"). Homebuyer acknowledges and agrees that the Selections Payment is not a deposit but is a pre-payment of a portion of the price of such selections and that such amount is non-refundable for any reason other than if Seller is determined to be in default under the terms of the Contract. The Selections Payment shall be applied against the Purchase Price due at closing under the Contract.

3. FINANCING AND ASSET VERIFICATION.

(a) **Customer Information and Financial Capability**. During the homebuying process, Homebuyer has provided to Seller certain information regarding Homebuyer's financial capability to purchase the Home. Homebuyer hereby represents and warrants that all information provided by Homebuyer on the Customer Information Sheet delivered with this Contract is complete and accurate and Homebuyer acknowledges that such information is a material inducement to Seller's entering into this Contract. On the strength of this information, plus additional confirmations provided by way of the following paragraphs, Seller will be removing this Homesite from the market and then constructing or completing construction of the Home. Throughout the term of this Contract, Homebuyer must promptly notify (in writing) Seller and Homebuyer's lender of any material adverse change in Homebuyer's financial condition (including any changes that result in Homebuyer no longer qualifying for the loan that Homebuyer expected to obtain or changes that impose additional conditions on such loan that Homebuyer is unable or unwilling to satisfy). At the discretion of Seller, such a material adverse change may give Seller the right to terminate this Contract.

(b) **Verification of Financial Capability**. Promptly after this Contract is executed by Homebuyer, Homebuyer must meet (in person or by telephone) with a representative of First Heritage Mortgage, LLC ("Recommended Lender"). Seller will be relying upon Recommended Lender for verification of Homebuyer's financial capability. Homebuyer must promptly and diligently provide to Recommended Lender all information requested by Recommended Lender (such information is to be submitted through a loan application process) to fully analyze and render a decision on Homebuyer's ability to finance or otherwise purchase the Property. If appropriate, Recommended Lender will then issue a "conditional approval" letter or (if Homebuyer is purchasing the Home on an "all cash" basis) an "asset verification" letter. Homebuyer must deliver one of these letters to Seller within 10 days after Homebuyer signs the Contract.

(c) **Selection of Lender**. Homebuyer has the right to obtain its financing from a lending institution other than Recommended Lender, but Homebuyer must finalize the choice of lender (and notify Seller of that choice) no later than the later of (1) the time that drywall installation is completed, if the Home is not yet past drywall installation when the Contract is signed by Homebuyer; or (2) 10 days after the signing of the Contract by Homebuyer, if the Home is past drywall installation when the Contract is signed by Homebuyer. Because Seller has had experience working with many different lenders, some of which were not able to meet their commitments to homebuyers, Seller requests that Homebuyer consult with Seller before finalizing the selection of any lender other than Recommended Lender. If Homebuyer selects a lender other than Recommended Lender, Homebuyer will not receive closing cost or other incentives that are conditioned upon using Recommended Lender.

(d) **Cooperation with Lender**. Homebuyer hereby agrees that if there is to be financing for the purchase:

(1) Homebuyer must diligently and without delay provide to the lender all documentation required by the lender in order to obtain final loan approval within the lender's designated timeframe to meet the closing date; and

(2) Homebuyer must promptly pay the credit report and appraisal fees required by the lender, so that the appraisal can be ordered by the lender on a timely basis to meet the closing date.

(e) **Importance of Financing Time Frames**. If (1) Homebuyer fails to meet the time frames described in this Paragraph 3 (including the deadline for delivery of a "conditional approval" letter or an "asset verification" letter from Recommended Lender and the deadline for making the final lender selection), (2) Homebuyer's action or inaction delays any lender's ability to finalize the loan approval in time to meet the closing date determined by Seller, or (3) there is a material adverse change in Homebuyer's financial condition (as described in Paragraph 3(a)), then Homebuyer will be in default under this Contract. If that occurs, Seller will be entitled to exercise all remedies available to Seller under this Contract.

(f) **Effect of Appraisal**. With any financing, the lender will order an appraisal of the Home. Due to the manner in which appraisals are prepared and the value that an appraiser may give to enhancements to the Home, the appraised value may or may not be consistent with the Purchase Price. For example, some options, upgrades or premiums selected by homebuyers are not given full credit in the appraisal (in other words, the appraised value of an upgrade may be less than the amount being paid for that upgrade). Seller will not adjust the Purchase Price to match

the appraised value. If the anticipated loan amount is reduced due to the appraisal value, Homebuyer will be required to pay a greater portion of the Purchase Price in cash.

(g) **Rate Lock Expiration.** Homebuyer should not lock-in an interest rate until Seller has given notice of the closing date, as contemplated under Paragraph 17(c). Even then, because of the unpredictability of the home building process, which can result in closing delays, any rate lock is at Homebuyer's own risk. Seller is not responsible for any expired rate lock agreements.

4. CONSTRUCTION.

(a) **Plans and Specifications**. Seller agrees to construct and complete the Property substantially in accordance with the plans and specifications available at the time Homebuyer executes this Contract and will comply with all applicable building permit, inspection and zoning requirements. Homebuyer acknowledges that Homebuyer has reviewed and is fully satisfied with the site and its surrounding environs, the site plan and architectural plans, and product book specifications, prior to signing this Contract. The plans, as modified from time to time, will govern the design and construction of the Home, but if there is any discrepancy or difference between the specifications and the plans, the specifications take precedence over the plans.

(b) **Model and Marketing Material Not Controlling**. All furniture, furnishings, built-in furnishings, wallpaper, upgraded items, extra rooms, decks, patio, fences, shrubbery, landscaping, and other similar decorative features as shown in or about any "model unit" are for informational purposes only and all advertising and promotional materials used by Seller are for marketing purposes only, and none of the above, or any related or similar items or materials, are considered or are to be considered a part of the Property to be purchased under this Contract or made a part of this Contract. If there is any discrepancy or difference between the plans and specifications for the Home purchased under this Contract and the plans and specifications for the "model unit", if any, the plans and specifications for the Home purchased under this Contract govern and control for all purposes.

(c) **Deviations from the Plans**. Seller reserves the right to make deviations from the plans and product book specifications, to determine the grading of the Homesite and location and ground elevation of the Improvements on the Homesite, and to make substitutions of material or equipment without notice to Homebuyer, provided that Seller shall utilize materials or equipment of comparable quality to that specified in the plans and product book specifications. Any such changes may be made by Seller, in Seller's sole judgment, as may be required due to field conditions or unavailability or shortages of supplies, colors or materials, or as may be required of or desired by appropriate governmental authorities or any construction lender, or as may be reasonably necessary to fulfill the design intent of the architect. Seller shall not make any changes to colors or materials selected by Homebuyer unless required to do so because of Homebuyer's refusal to re-select in a timely manner. If Homebuyer is required by Seller to reselect colors or materials selected by Homebuyer, Homebuyer shall make every effort to act expeditiously so as not to delay construction of the Home. If Homebuyer, in Seller's sole judgment, does not act expeditiously, Seller may re-select colors or materials for Homebuyer. Homebuyer acknowledges that the house-type and/or elevation may be being built for the first time. Modifications to accommodate field requirements may be necessary. Therefore, Seller shall make reasonable efforts but is not obligated to keep Homebuyer informed of major design changes. Under no circumstances shall Seller delay construction to get Homebuyer's approvals for changes required pursuant to this subparagraph.

(d) **Selections by Homebuyer**. With respect to selections and changes to construction:

(1) ALL "STRUCTURAL" CHANGES OR SELECTIONS MUST BE MADE WITH THE SIGNING OF THIS CONTRACT. NO "STRUCTURAL" CHANGES WILL BE ALLOWED AFTER HOMEBUYER EXECUTES THIS CONTRACT.

(2) If the Home is not yet under construction when the Contract is signed by Homebuyer (sometimes referred to as a "presale" or "to-be-built" home), Homebuyer may make certain "non-structural" selections as determined by Seller, but all such selections must be made no later than 21 days after this Contract is signed by Homebuyer.

(3) If the Home is already under construction when the Contract is signed by Homebuyer (sometimes referred to as a "Speculative or Spec Home", "Market Home" or "Move-in-Ready Home"), Homebuyer may be permitted to make a more limited range of "non-structural" selections (sometimes referred to as "options") as determined by Seller, but all such selections must be made no later than 7 days after this Contract is signed by

Homebuyer. Homebuyer understands that a home already under construction may not contain certain features, options, selections, finishes or other items listed in the standard plans for this house-type or listed in the product book or the specifications for this Neighborhood. Except for the "non-structural" selections that Seller is specifically permitted Homebuyer to make for this Home, Homebuyer fully accepts the Home and all of its features, options, selections, finishes and other items in its current "as-is" condition.

(4) The deadline for "non-structural" selections stated above may be extended by Seller, in Seller's discretion, if design appointments are not available to Homebuyer within the specified time frame. The deadline may also be extended for a Home already under construction that is in the early stages of the construction process, with more selections available to the Homebuyer.

(5) To be binding on Seller, all "non-structural" selections made by Homebuyer must be reflected in a written agreement (generally, a Selections Change Amendment) signed by Seller and Homebuyer that reflects the selections made, the price of those selections and any Selections Payment that must be made in connection with the selections made. All selections are final.

(e) **Sale of Completed Home; Seller Not a Contractor**. Homebuyer is purchasing a completed house and other improvements from Seller. Seller is not acting as a contractor for Homebuyer in the construction of the Home or any other Improvements.

(f) **Conditions to Commencement of Construction**. Seller shall not be required to commence construction of the Home or other Improvements until Seller receives all of the following:

(1) the Deposit and Selections Payment to be paid by Homebuyer pursuant to the Pricing and Selections Addendum and other addenda to this Contract (and received in good funds by Seller);

(2) all completed worksheets, purchase orders, color or product type selection sheets or other Contract Addenda as may be required by Seller to be signed and completed by Homebuyer;

(3) the financial verification described in Paragraph 3 has been provided by Homebuyer to Seller;

(4) written approval of plans and specifications by any controlling architectural committee; and

(5) all governmental approvals and permits necessary for commencement of construction.

Notwithstanding the above, Seller, in Seller's absolute and sole discretion, may commence construction prior to receiving any or all of the documents and items set forth in subparagraph (f)(1) through (f)(3), above.

(g) **Homebuyer's Cooperation Required**. Seller has agreed to the Purchase Price for the Property and otherwise entered into this Contract with the express understanding that Seller will utilize Seller's standard construction and contract administration processes and procedures in constructing the Home and otherwise performing this Contract, without disruption or interference with those procedures from Homebuyer. Homebuyer agrees to: (i) make choices or take other actions required of Homebuyer under this Contract within the indicated time frames; (ii) deal with the particular people whom Seller has designated as its representative to perform certain aspects of this Contract, such as the designated construction manager, sales manager, closing administrator or other representatives of Seller designated for particular parts of Seller's contract performance; (iii) refrain from engaging in harassing, abusive, foul, threatening, offensive or otherwise inappropriate behavior towards Seller's personnel or contractors; (iv) refrain from interfering with or attempting to direct or supervise the performance of Seller, or Seller's contractors or material suppliers in the performance of this Contract or any aspect of their work; (v) acknowledge Homebuyer's acceptance or approval of work which complies with the plans and specifications and is otherwise in compliance with the written standards and tolerances stated in Express Limited Warranty (defined below); and (vi) refrain from taking any other action that impedes, obstructs or interferes with the performance of Seller's obligations under this Contract.

5. COMPLETION.

(a) **Estimated Completion Date**. The estimated completion date of construction is within 60 days of the following date: 8/15/2022. This is only an **estimated date range**. Seller will use reasonable efforts to keep

Homebuyer informed of its construction schedule, but Seller cannot guarantee any specific completion date or construction schedule. Seller is not responsible for inconvenience, expense or other consequences to Homebuyer resulting from delays in construction completion.

(b) **Commitment to Build**. The parties intend that this sale qualify for exemption from the requirements of the Interstate Land Sales Full Disclosure Act provided by 15 U.S.C. Section 1702(a)(2). Accordingly, Seller commits to complete the Home no later than two years after the date Homebuyer signs this Contract, except for delays caused by "impossibility of performance" (as described below), in which case the completion date will be delayed by an amount of time equivalent to the delay caused by the impossibility of performance matters. Nothing in this Contract (including the Seller default provisions in Paragraph 7) should be construed or operate in a manner which would render the exemption under the Interstate Land Sales Full Disclosure Act inapplicable.

(c) **Impossibility.** "Impossibility of performance" includes work delays or stoppages caused by acts of God or other matters that qualify under impossibility of performance principles recognized under the laws of the state in which the Property is located. These include labor disputes, acts of terrorism, riots or other disturbances, materials or labor shortages, government shutdowns, pandemics, casualty losses or other such events.

(d) **Governmental Approvals**. If despite Seller's good faith efforts, Seller is unable to obtain, within a reasonable period of time, the governmental approvals (such as approval of a plat) required to begin construction of the Neighborhood or Home or to complete construction of the Home, Seller may terminate this Contract, returning to Homebuyer the Deposit previously paid.

6. TITLE. Seller will convey title at Closing free of encumbrances, other than matters of record that are typical for a residential development and matters that an accurate survey and personal inspection of the Property would reflect. This includes easements, encumbrances, covenants and restrictions created prior to or to be created after the date of this Contract or after closing, in favor of Seller or its designee or the applicable homeowners' association or other property owners association for the Neighborhood, the developer of the Neighborhood, and in favor of utility companies, telephone companies, cable companies or municipal authorities for the installation, maintenance and repair of street lights, fences, monuments, entrance features, storm drains, slopes, sewers, telephone transmission cables, water lines and other utilities and related facilities, and other encumbrances, including greenways and buffers. If at closing the title to the Property is not insurable at regular rates, Homebuyer may terminate this Contract by sending written notice to Seller, in which event the Deposit paid by Homebuyer shall be refunded, without interest, and the parties hereto shall have no further obligations or liabilities hereunder. Notwithstanding the foregoing, if any title defects are discovered prior to closing and the defects are of such character that they may be remedied, Seller, at its sole option and its own expense, may take such legal steps as are necessary to correct the defects. If that occurs, the time specified for closing shall be extended for the period necessary to complete such action. In addition, Homebuyer agrees that it will, within 5 days of Seller's request (whether before or after closing), execute such instruments as may be required by Seller to grant or create the types of encumbrances, easements, covenants or restrictions described above or to correct any title defect that has been identified. Homebuyer acknowledges that no right, title or interest in or to the Property, whether equitable or legal, shall pass to Homebuyer until completion of closing.

7. DEFAULT.

(a) **Homebuyer Default**.

(1) If Buyer breaches this Contract, then Seller may notify Homebuyer by sending a written notice ("Buyer Default Notice"). If Homebuyer fails to cure the breach within the time frame specified in the Buyer Default Notice, then such failure we will be considered a default by Homebuyer. The following events are considered breaches of this Contract by Homebuyer:

(A) Homebuyer fails to diligently satisfy the requirements regarding financing and asset verification set out in Paragraph 3 or fails to maintain creditworthiness until and through closing in order to obtain the financing necessary to proceed to closing;

(B) Homebuyer provides Seller or lender with false or misleading information (including information on the Customer Information Sheet) concerning Homebuyer's financial condition or ability to obtain the approval and proceed to closing;

(C) Homebuyer obtains approval or commitment for financing by a lender, but the lender refuses to complete the loan because of a default, nonperformance or other failure by Homebuyer;

(D) Homebuyer fails to perform or complete any of Homebuyer's obligations under this Contract, including failing to make selections on a timely basis or cooperate with Seller's construction processes as required in Paragraph 4 or failure to make any additional payments required under this Contract;

(E) Homebuyer breaches any of the representations and warranties of Homebuyer set forth in this Contract; or

(F) Homebuyer fails or refuses to close on the purchase of the Property as required by this Contract (Seller is not required to give notice or offer a cure period for Homebuyer's failure to close on time).

(2) In the event of any such default by Homebuyer (after any cure period that Seller may have offered in the Buyer Default Notice), Seller has the right, at its sole option, to (A) terminate this Contract by giving written notice to Homebuyer, in which case Seller may retain the Deposit, Selections Payment and any other sums paid by Homebuyer as liquidated damages; (B) seek specific performance of this Contract in a court of competent jurisdiction; or (C) pursue any other legal or equitable right or remedy. If Seller terminates this Contract due to Homebuyer's default, Homebuyer will, at Seller's request, execute a mutual release of the obligations under this Contract (this obligation to sign a mutual release survives Seller's termination of the Contract), but the signing of a mutual release is not a condition to the release of any Deposit to Seller. Homebuyer acknowledges and agrees that, as of the date of this Contract, the damages that would result in the event of a default by Homebuyer are uncertain and difficult to determine with exactness because it would depend on a variety of factors including, without limitation, when the default occurred, how much time and money was invested by Seller as of the date of the breach, market conditions, and a number of other factors. Homebuyer further acknowledges and agrees that Seller would suffer damages in the event of a default, even if the default occurs at a time when market conditions have improved since the date of this Contract. Accordingly, if Homebuyer defaults and Seller elects the remedy in clause (A), then Seller may retain the Deposit, the Selections Payment and any other sums paid by Homebuyer, as fixed and liquidated damages, and the parties will be relieved from further liability hereunder.

(b) **Seller Default**.

(1) If Seller materially breaches this Contract, then Homebuyer may notify Seller of this occurrence by sending a written notice ("Seller Default Notice"). If Seller fails to cure the breach within 20 days following receipt of the Seller Default Notice (or such longer period as may be necessary, given the nature of the default, so long as Seller is diligently attempting to cure the default), then Homebuyer may terminate this Contract by giving prompt written notice to Seller. Upon receipt of a notice of termination by Homebuyer (if the matter about which the Seller Default Notice was sent has not been adequately resolved), Seller will return to Homebuyer the Deposit previously paid by Homebuyer and this Contract will be deemed terminated. Notwithstanding the preceding, Homebuyer may exercise any remedy it may have at law or in equity, except that Homebuyer waives the right to seek or obtain punitive damages or damages for emotional distress with respect to any claim or cause of action arising out of or related to this Contract.

(2) Notwithstanding anything to the contrary in this Contract, if closing does not occur because of impossibility of performance, then Seller will not be in default under this Contract and Seller's sole obligation to Homebuyer will be to return the Deposit previously paid by Homebuyer and this Contract will be deemed terminated.

(c) **Disputes Arising Before Closing**. Prior to closing, all disputes between the parties must be brought in a court of law (and not submitted to arbitration). Specifically, disputes must be brought in the state, district or circuit court for the county in which Seller's division offices are located. The parties stipulate that this venue is reasonable and Homebuyer consents to the jurisdiction of this court. If a dispute or issue arises before closing, but the parties proceed to and consummate the closing nevertheless, the sole and exclusive venue for such dispute will be arbitration under the terms of Paragraph 7(d).

(d) **DISPUTES ARISING AFTER CLOSING; ARBITRATION**. UNLESS SPECIFICALLY PROVIDED OTHERWISE IN THIS CONTRACT, ALL CLAIMS, DISPUTES AND CONTROVERSIES BETWEEN HOMEBUYER AND SELLER ARISING FROM OR RELATED TO THE PROPERTY, OR TO ANY DEFECT IN OR TO THE PROPERTY, OR THE SALE OF THE PROPERTY BY SELLER, INCLUDING BUT

NOT LIMITED TO, ANY CLAIM FOR BREACH OF CONTRACT, NEGLIGENT OR INTENTIONAL MISREPRESENTATION (INCLUDING CLAIMS FOR FRAUD IN THE INDUCEMENT) OR ANY PROCEEDING TO ENFORCE OR INTERPET THIS CONTRACT OR THE WARRANTY BOOKLET, SHALL BE SUBMITTED TO BINDING ARBITRATION BY AND PURSUANT TO THE ARBITRATION PROVISION CONTAINED IN THE WARRANTY BOOKLET (AS DEFINED IN PARAGRAPH 13(a)), REGARDLESS OF WHETHER THE CLAIM, DISPUTE OR CONTROVERSY ARISES FROM OR RELATES TO BREACH OR ENFORCEMENT OF THE WARRANTY. THE WARRANTY BOOKLET HAS BEEN MADE AVAILABLE TO HOMEBUYER, IS INCORPORATED HEREIN BY REFERENCE, AND IS MADE A PART OF THIS CONTRACT. AS PROVIDED IN THE WARRANTY BOOKLET, ARBITRATION WILL BE CONDUCTED BY DEMARS & ASSOCIATES, LTD. ("DEMARS") OR CONSTRUCTION DISPUTE RESOLUTION SERVICES, LLC ("CDRS"), WITH THE SELECTION BEING MADE BY THE PERSON WHO INITATES THE ARBITRATION. THE PARTIES, BY MUTUAL AGREEMENT, MAY SELECT AN ARBITRATION SERVICE OTHER THAN DEMARS OR CDRS. THE ARBITRATION WILL BE CONDUCTED IN ACCORDANCE WITH THE RULES OF THE SELECTED ARBITRATION SERVICE. THIS CONTRACT SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT, TO THE EXCLUSION OF ANY INCONSISTENT STATE LAW.

(e) **WAIVER OF JURY TRIAL.** IN ANY DISPUTE BETWEEN THE PARTIES (WHETHER BEFORE OR AFTER CLOSING), INCLUDING CLAIMS OF FRAUD, THE PARTIES EXPRESSLY AND VOLUNTARILY WAIVE THEIR RIGHT TO A TRIAL BY A JURY.

(f) **Attorney's Fees**. Homebuyer and Seller agree that the prevailing party in any dispute between them will be entitled to recover its costs, expenses, and reasonable attorney's fees incurred or paid in connection with such dispute.

(g) **LIMITATION ON CLAIMS PERIOD**. ALL DISPUTES OR CLAIMS BETWEEN THE PARTIES RELATING TO THIS CONTRACT OR THE PROPERTY, REGARDLESS OF WHETHER THE DISPUTE IS SUBMITTED TO ARBITRATION OR TO A COURT, MUST BE BROUGHT WITHIN A PERIOD OF TWO YEARS AFTER THE DISPUTE OR CLAIM ARISES. THE PARTIES AGREE THAT THIS MAY PROVIDE A SHORTER PERIOD WITHIN WHICH TO ASSERT A CLAIM THAN THE PERIOD OF LIMITATIONS OR STATUTE OF LIMITATIONS THAT WOULD OTHERWISE APPLY TO THE DISPUTE OR CLAIM UNDER STATE LAW.

(h) **Waiver of Subrogation.** Homebuyer, for itself and on behalf of its insurers (including homeowners, property, liability and other insurers), to the fullest extent permitted by law, hereby waives and releases Seller from liability for all claims, losses and damages of any nature to the extent covered by an insurance policy procured by or on behalf of Homebuyer or otherwise applicable to the Property. This provision is intended to waive fully for the benefit of Seller all rights and/or claims which might give rise to a right of subrogation in favor of an insurance carrier providing coverage to Homebuyer.

8. POSSESSION/RISK OF LOSS. Seller agrees to deliver possession of the Property upon closing, when Homebuyer has caused the amounts set forth in the Pricing and Selections Addendum to be paid to the closing agent by federal wire transfer of funds, the Deed has been recorded, Seller has received its proceeds, and closing has otherwise been consummated. Seller assumes the risk of loss or damage to the Property by fire or other casualty until the date of closing. Homebuyer hereby grants to Seller and its employees, contractors and subcontractors the right to enter upon the Property after closing in order to inspect or complete outdoor work, including, but not limited to, adjustments to lot grading and the removal of trees, as required by any governmental authority for release of Seller's bond.

9. SAFETY AND TRESPASS. As a consideration to public safety and for reasons related to insurance requirements, neither Homebuyer, nor anyone representing Homebuyer, shall enter upon the project site or the Property prior to closing for any reason whatsoever without the express permission of Seller and being accompanied by a representative of Seller. Any violation of this provision may, at Seller's sole option, be considered a material breach of this Contract, in which event Seller shall be entitled to pursue all rights and remedies available pursuant to Paragraph 7(a). Any entry by Homebuyer onto the project site or Property prior to closing, whether with or without the express permission of Seller, shall be done at Homebuyer's own risk. To the extent permitted or not prohibited by applicable law, Homebuyer waives, releases and shall indemnify, defend and hold harmless Seller and their respective

employees, agents, contractors, and subcontractors from and against any claims made by Homebuyer, Homebuyer's agents, family members or guests as a direct or indirect result of any entry onto the project site or the Property.

10. ASSIGNMENT/RECORDATION. This Contract is personal to Homebuyer and the rights of Homebuyer hereunder are neither assumable nor assignable without the prior written consent of Seller. Any purported assignment of this Contract in violation hereof shall be voidable at the option of Seller. Seller's refusal to consent to an assignment hereof shall not entitle Homebuyer to terminate this Contract or give rise to any claim for damages against Seller. Seller may assign its rights hereunder without obtaining Homebuyer's consent. If such assignment shall be for the purpose of securing a lender to Seller, Homebuyer's rights hereunder shall, at the option of such lender, be subject and subordinate to the rights of the lender. This Contract shall not be recorded by Homebuyer without the prior written consent of Seller.

11. TERMITE TREATMENT. At closing, Seller will deliver to Homebuyer a certificate from an authorized termite/pest control company regarding any termite treatment that has been provided, as required by applicable law.

12. DISCLOSURES AND STATE-SPECIFIC NOTICES AND RIGHTS.

(a) **Adjacent Properties.** Seller makes no representations with respect to any matters which may pertain to any land or improvements nearby the Property, except as may be specifically set forth in this Contract. Homebuyer should exercise whatever due diligence he/she deems necessary with respect to adjacent and nearby land and improvements.

(b) **Future Work May Impact the Property**. Homebuyer acknowledges that future development and construction activities in the Neighborhood can and will modify the view from the lots (including but not limited to the Homesite). Trees and other foliage may be added or removed from lots or common areas of the Neighborhood. Additional housing and other improvements will be added or removed from the lots or common areas of the Neighborhood. Because future development and construction activities in the Neighborhood will modify views from lots, Seller does not warrant or guarantee any existing views will be maintained in the future relative to the Property.

(c) **Disclaimer of Sales Representations.** Any "Model Home" is used for display purposes only. All personal property and decorative items are for display purposes only and are not included with any sale. For inclusions under this Contract, see the plans and/or specifications attached hereto. All dimensions shown in sales literature and on plans are approximate and subject to field changes. All references to interior square footage are approximate because there are multiple methods of calculation and differing sites may require field modifications which may be made by Seller in its sole and absolute discretion.

(d) **Ownership of Property.** Seller hereby discloses that at the time of the signing of this Contract, it is either the record owner of the land or a contract purchaser of the land with the right to acquire it for purposes of constructing and selling the Property.

(e) **Affiliated Businesses**. Seller hereby discloses that it or its affiliates may from time to time engage in the general insurance business, title insurance business, real estate brokerage business, mortgage loan business, real estate settlement business, building and general contracting and subcontracting businesses, and other real estate related businesses and services. Therefore, in addition to the Purchase Price specified by this Contract, Seller or its affiliates may, directly or indirectly, receive fees related to other services provided in the course of this transaction. When this is the case, Seller or its affiliates will provide to Homebuyer an Affiliated Business Arrangement Disclosure Statement that will provide a written estimate of the charge or range of charges generally made by the provider, as required by law. Homebuyer is not required to use the services of any affiliated businesses of Seller.

(f) **Mold.**

(1) The Home is being constructed outdoors, during different seasons, and in a variety of weather conditions that are beyond the control of Seller. As a consequence, materials used in construction will inevitably become damp. At various points until the Home is fully enclosed, water will enter the structure and will pool in the basement or on floor decking for periods of time. During the construction process, mold or mildew may form on lumber and other porous construction products used in the construction of the Home. None of this will be considered a construction defect or failure, so long as Seller eliminates the source of moisture that caused or encouraged the development of the mold or mildew before the closing. At the time of closing, the level of mold,

mildew and/or fungi in the indoor environment of the Home should not materially exceed levels naturally found in the surrounding outdoor environment.

(2) Homebuyer acknowledges that mold, mildew and fungi are common in both indoor and outdoor environments. Homebuyer understands that these will grow more freely in damp or humid conditions and that improper or inadequate maintenance or use of the Home after it is occupied (including allowing a high level of humidity to continue in the Home) can cause materials within the Home to become or remain damp. Homebuyer agrees that after closing, Homebuyer is responsible for preventing the growth of mold, mildew or fungi in the Home and for any required remediation or removal (including the remediation or removal of any materials in or upon which it is growing, regardless of the cause or reasons for its growth). Homebuyer has considered the potential burdens imposed by this provision and understands that Homebuyer's agreement to assume this responsibility is a material inducement to Seller entering into this Contract. Homebuyer hereby fully and forever releases Seller from any claims, demands or causes of action related to or arising from the growth of mold, mildew or fungi after the closing.

(g) **Impervious Surface Limitations**. Many government jurisdictions have instituted limitations on the amount of impervious surface (such as asphalt, concrete and roofing) within a development area or on a specific lot. Seller is responsible for constructing all Improvements in compliance with the impervious surface limitations applicable to the Neighborhood and the Property at the time of closing. In some cases, this may require Seller to taper the driveway, narrow the width or length of a sidewalk or reduce the size of a patio. Homebuyer will likewise be bound by the impervious surface limitations, which may restrict Homebuyer from adding impervious surfaces. Seller makes no representation regarding Homebuyer's rights to add additional improvements after closing. The impervious surface limitations for the Property may be determined from the plat or site plan of the Neighborhood, the survey or plot plan that may be provided as part of the purchase of the Property or by contacting local development officials.

(h) **Mechanics' Lien Notice.** South Carolina law (SC Code Section 29-5-10 et seq.) permits persons who have performed labor or provided materials actually used in the erection, alteration, or repair of a building or structure upon real estate or the boring and equipping of wells to file a lien against the Property. The lien must be filed within 90 days after the person claiming the lien ceases to provide labor on or furnish labor or materials for such building or structure. As a result, a lien for work performed or materials actually used on the Property may be filed by a trade partner even after transfer of title of the Property to Homebuyer. If this issue arises, Homebuyer should contact Seller immediately so that the matter can be promptly resolved with the trade partner. Homebuyer may also wish to consult Homebuyer's own counsel if Seller is unable to resolve the issue promptly.

13. WARRANTIES.

(a) **WARRANTY.** At closing, Seller will enroll the Home in the "2-10 Home Buyers Warranty" program, which provides the following limited warranties (the "Express Limited Warranty"):

(1) A 1 year "workmanship" warranty;
(2) A 2 year "systems defect" warranty; and
(3) A 10 year "structural defect" warranty.

At the time of the signing of this Contract, Seller will provide to Homebuyer the "Warranty Booklet", which outlines the scope and limitations of each of these warranties. The Warranty Booklet is a part of this Contract and is incorporated herein by reference. Understanding that the Warranty Booklet is issued by a third party that may make revisions from time to time, the parties agree that the Warranty Booklet issued at the time of closing will define and govern the scope and limitations of the Express Limited Warranty. Warranty coverage on the Home will be provided in accordance with the terms of the Warranty Booklet.

(b) **DISCLAIMER OF EXPRESS OR IMPLIED WARRANTIES.**

EXCEPT TO THE EXTENT PROVIDED THROUGH THE EXPRESS LIMITED WARRANTY, THE PROPERTY IS SOLD "AS IS". SELLER EXPRESSLY DISCLAIMS AND EXCLUDES, AND HOMEBUYER EXPRESSLY WAIVES, ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF

MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. HOMEBUYER AGREES AND ACKNOWLEDGES THAT HOMEBUYER'S ONLY REMEDY IN THE EVENT OF A DEFECT IN OR TO THE PROPERTY IS COVERAGE PROVIDED TO HOMEBUYER UNDER THE EXPRESS LIMITED WARRANTY.

(c) **Consumer Product Warranties**. As used in this Contract, "Consumer Products" means all personal property, including all appliances and all heating, air conditioning, ventilating and plumbing systems and equipment, installed on the Property. The manufacturers or distributors of the Consumer Products (not Seller) are responsible for all of the warranties on the Consumer Products. Seller makes no warranties as to any of the Consumer Products. Therefore, Homebuyer will look solely to the warranting party (not to Seller) with respect to the performance of the Consumer Product or compliance with any Consumer Product warranty. Upon request, Seller will make available to Homebuyer prior to closing specimen copies of certain of the Consumer Product warranties. Seller will leave copies of any Consumer Product warranty documents received by Seller in the Home at closing.

(d) **Environmental Conditions**. Seller does not warrant any building material used in the Property to be free from toxicity to occupants or users and therefore disclaims any liability arising therefrom. Seller is not responsible for personal allergic or other health reactions, or injury or property damage arising from building materials at or in the Property. Furthermore, Seller makes no warranty, either expressed or implied, regarding the presence or absence of radon gas or any other potentially hazardous environmental materials at or in the vicinity of the Property. Seller has no expertise regarding either the identification of, or methods to reduce the level of, radon gas or other naturally occurring hazardous environmental materials or the risk associated with exposure to radon or other hazardous materials. Homebuyer is hereby directed to the United States Environmental Protection Agency and state and local environmental authorities for information and to render advice regarding any potential risks that may exist in a particular area, the consequences associated with radon exposure, methods available to detect and measure radon levels, and what, if any, remedial measures may be advisable in particular circumstances to reduce the risk of radon exposure. Homebuyer acknowledges that Seller shall not be liable for any damages related to exposure to any building material used in the Property or to mold, radon gas or other environmental materials associated with the Property.

14. INSPECTION.

(a) In accordance with procedures to be specified by Seller, Homebuyer and Seller shall inspect the Property upon substantial completion, as determined by Seller, and with not less than 48 hours advance notice to Homebuyer, prior to closing. At the pre-closing inspection, Seller and Homebuyer shall prepare a written pre-closing inspection report acceptable to Seller itemizing all incomplete work or defects to be corrected by Seller. Homebuyer agrees that Seller shall not be liable for the correction of any incomplete work or defects not specifically listed in said pre-closing inspection report. Homebuyer acknowledges that certain items such as landscaping, exterior concrete, driveways, final grading and exterior painting may not be completed by closing due to weather conditions and that the inability to complete such items or similar items or items listed in the pre-closing inspection report shall not relieve Homebuyer from responsibility to settle in accordance with the terms of this Contract. Seller acknowledges its responsibility, in such event, to complete such items as soon as practicable after closing, in Seller's discretion, subject to acceptable weather conditions, and Homebuyer hereby grants to Seller, its employees, contractors and subcontractors, the right to enter upon the Property after closing in order to complete such items. The existence of any incomplete or defective work on the Property shall not delay the time of closing nor postpone Homebuyer's obligations hereunder, so long as an occupancy permit or similar permit authorizing the use or occupancy of the Property has been issued by the appropriate governmental authorities.

(b) Prior to closing, Homebuyer may, at its own expense, have an independent home inspection at a time approved by Seller and subject to the provisions of Paragraph 9. Homebuyer acknowledges and agrees, however, that Seller shall only be obligated to correct incomplete work or defects listed on the written pre-closing inspection report described in Paragraph 14(a) and Seller is under no obligation to correct any deficiencies listed in any independent home inspection report other than deficiencies that are in violation of (i) governmental rules and regulations or (ii) the Express Limited Warranty.

15. NOTICE. Whenever by the terms of this Contract any written notice may be or is required to be given, notice shall be deemed conclusively given when deposited in the United States Mail, or when sent by guaranteed overnight delivery service, postage prepaid, or when sent by electronic mail, to any party at such party's address set forth in this Contract. Any party may change the address set forth in this Contract by like written notice to all of the other parties.

16. FINAL GRADING, DRIVEWAY, GRASS, LANDSCAPING.

(a) Seller reserves the right to remove any or all vegetation and/or trees located on the Property as Seller, in Seller's sole discretion, may deem necessary to permit construction of the Improvements.

(b) Until closing, Seller will be responsible for the maintenance of those trees, shrubs and grassed areas planted on the Property by Seller (but not trees, shrubs or grassed areas that existed prior to the start of construction by Seller). After closing, Homebuyer is responsible for the care and maintenance of all trees, shrubs, other landscaping and grassed areas. After closing, Seller has no obligation to replace trees, shrubs, other landscaping or grassed areas, except as expressly set forth in the Express Limited Warranty.

(c) If any final grading, driveway installation, landscaping installation or seeding/sodding of grass that Seller is required to install is not completed prior to closing (which would, most likely, be due to seasonal or weather conditions), Homebuyer agrees as follows:

(1) Until the work described above has been completed by Seller, Homebuyer may not (i) change the grade of the Homesite, (ii) erect or install anything which obstructs Seller's access to the Homesite or any part thereof, (iii) install any above or below ground facility of any nature, including but not limited to, sprinkler or irrigation systems, lighting, decks and/or pools, that may hinder completion of the work;

(2) Homebuyer hereby grants to Seller temporary construction access to the Homesite after closing in order for Seller and its trade partners to come upon the Homesite (with heavy equipment, as needed for the work, in Seller's discretion) to complete any of the work described above that remains incomplete; and

(3) Homebuyer will cooperate with Seller in a manner that allows Seller to accomplish any of the work described above in a timely when the weather allows.

Homebuyer hereby releases Seller and its trade partners from any liability for loss or damage that may or might result to any work that may have been performed on the Homesite by Homebuyer and its contractors in violation of this Paragraph 16(c).

17. CLOSING (SETTLEMENT).

(a) **Closing Agent**. Seller recommends that the closing of the purchase and sale of the Property be handled by Harvey and Vallini, LLC ("Recommended Closing Agent"). Homebuyer has the right to select a different closing agent, although Homebuyer should coordinate the selection with Seller, given Seller's experience with many different closing agents. If Homebuyer elects to have the Recommended Closing Agent conduct the closing at its offices, then Seller may provide a contribution toward closing costs, to the extent specified in the Incentive Addendum signed with this Contract. Some of these Seller contributions may not be offered if Homebuyer elects to have the closing conducted by a closing agent other than the Recommended Closing Agent. In any case, Homebuyer is invited to have Homebuyer's own counsel attend closing at Homebuyer's expense.

(b) **Closing Fees**. Homebuyer agrees to pay all closing charges, costs and fees (except as otherwise expressly set forth in Paragraph 17(a) and 17(b)), including, without limitation, the following: The lender's title insurance premium and the owner's title insurance premium; state, county and local recordation taxes, transfer taxes, excise taxes or fees and document stamps; fees for recording the deed and all deeds of trust, mortgages or other lien instruments and other loan documents; fees for preparing all mortgage instruments; survey fees; all fees determined or required by a lender (such as loan discount or origination fees, loan placement fees, credit report fees, appraisal fees, prepaid interest, mortgage insurance premiums, whether for "private" mortgage insurance or otherwise); casualty and other insurance premiums; insurance and real estate tax escrow deposits; prorated real estate taxes; courier, facsimile and overnight mail fees; wire transfer fees; and other such items, if any, then due. Additionally, Homebuyer shall pay homeowners association dues, assessments, contributions and fees as set forth in Paragraph 18.

(c) **Notice of Closing**. When Seller has made sufficient progress to establish a closing date, Seller will notify Homebuyer. This notification will be made not less than 14 days prior to the closing date. Seller and Homebuyer shall close in accordance with the terms hereof (with Seller tendering title and possession of the Property and Homebuyer paying the Purchase Price) at the offices of the closing agent on the date and at the time specified. If Seller determines that it will be unable to deliver possession on the specified closing date (for example, because any required occupancy permits or similar permits authorizing the use or occupancy of the Property have not yet been issued), Seller will notify Homebuyer (this notification may be verbal), establishing a new closing date, always giving Homebuyer 72 hours of advance notice before the closing date. Homebuyer hereby acknowledges that any estimated date for delivery of the Property provided by Seller is an estimate only and not a guaranty of completion and is subject to the provisions of Paragraph 5.

(d) **Deed**. The Property shall be conveyed to Homebuyer by special warranty deed (the "Deed"), subject to all matters of record as described in Paragraph 6. Seller's delivery (to the closing agent) of the Deed and such other closing documents as are required of Seller under the terms of this Contract shall be deemed and construed as a good and sufficient tender of performance by Seller of Seller's obligations under this Contract (specifically including the duty, express or implied by law, to construct the Property in accordance with the plans, specifications and applicable building code). The Property is to be conveyed in the name of Homebuyer (whether one or more) unless otherwise agreed by Seller and Homebuyer at or prior to closing.

(e) **Late Closing by Homebuyer**. If Homebuyer does not close under this Contract when required, such event shall constitute a default by Homebuyer under Paragraph 7, in which event Seller shall be entitled to exercise all rights and remedies available at law or in equity. However, if Seller, at Seller's sole option, elects to waive such default and settle after the required closing date, Homebuyer will be required to pay to Seller, as an additional closing cost, $500.00 per day for each day of delay from the required closing date to the actual closing date.

(f) **Closing Funds; Occupancy**. All funds set forth on the closing statement must be paid by immediately available wire transfer only and must be received by the closing agent on or before the day closing is scheduled. All bank wires for Homebuyer's funding at closing and any fees associated therewith shall be the responsibility of Homebuyer. Homebuyer acknowledges and agrees to provide its funding for all amounts due at closing by wire transfer only, and not by cashier's check or other method, so as to avoid any bank holds and other delays. Seller will not deliver occupancy of the Property (including keys to access the Property) to Homebuyer until funds have been received by Seller.

(g) **Survey**. At the time of closing, Seller will provide Homebuyer with a recent survey of the Property showing the improvements thereon, and the closing agent will collect $575.00 from Homebuyer at closing for the expense of such survey, which amount will be paid at closing to Seller.

18. HOMEOWNERS' ASSOCIATION. The Property is located within a development that includes a mandatory membership homeowners association. Homebuyer agrees to be bound by the regulations, by-laws and declaration of the homeowners' association and agrees to pay the assessments established by such association for the maintenance and upkeep of the "common areas" and recreation areas and other services provided by the homeowners' association. Homebuyer acknowledges that Homebuyer has been afforded the opportunity to review the homeowners' association documents prior to the signing hereof and acknowledges receipt of said documents. At closing, Homebuyer agrees to pay a prorated portion of the homeowners' association assessments or dues for the month/year in which closing occurs and, if required, any initiation fee and/or an initial nonrefundable contribution to working capital as required by the homeowners' association.

19. BROKERAGE/AGENT.

(a) If Homebuyer is represented by a real estate broker, the real estate broker and agent are identified below. (If the space below is blank, then that means that Homebuyer is not represented by a real estate agent.)

[redacted]

[redacted]

(b) Seller will pay the real estate broker identified above (if any) the following amount:

Commission $6,900 flat fee.

Seller is paying this amount to Homebuyer's real estate broker at Homebuyer's request, but Homebuyer understands that Homebuyer has direct legal and financial obligations to the broker under any brokerage agreement that Homebuyer has signed.

(c) Homebuyer warrants to Seller that Homebuyer does not have any other brokerage agreement nor has Homebuyer dealt with any other real estate broker, agent or finder in connection with this transaction, other than the broker identified above. Homebuyer shall indemnify and hold harmless Seller against all loss, liability or expense incurred by Seller resulting from Homebuyer's breach of the foregoing warranty. ANY DISPUTE BETWEEN THE PARTIES OVER A BROKERAGE FEE SHALL, NOTWITHSTANDING ANYTHING CONTAINED IN THIS CONTRACT TO THE CONTRARY, BE RESOLVED IN A COURT OF LAW AND NOT IN ARBITRATION, AND THE PARTIES EXPRESSLY AND VOLUNTARILY WAIVE THEIR RIGHT TO A TRIAL BY JURY FOR ANY SUCH PROCEEDINGS. TO THE EXTENT A DISPUTE OVER A BROKERAGE FEE IS BROUGHT WITHIN A CLAIM THAT IS REQUIRED TO BE ARBITRATED HEREUNDER, THE BROKERAGE FEE DISPUTE SHALL BE SEVERED FROM THE ARBITRATION AND RESOLVED IN A COURT OF LAW.

(d) Homebuyer and Seller agree that the broker and agent shall not be considered as intended beneficiaries of this Contract and are not entitled to sue thereon.

(e) Seller hereby discloses that it has an affiliated company that is a licensed real estate broker in the state in which the Homesite is located.

20. MISCELLANEOUS.

(a) The laws of the State of South Carolina shall govern the interpretation, validity, and construction of the terms and conditions of this Contract.

(b) The captions of this Contract are for the convenience of the parties and shall not be considered a material part hereof.

(c) The invalidity of any provision or provisions of this Contract shall not affect the validity or enforceability of any other provision or provisions thereof.

(d) This Contract may not be altered, enlarged, modified or changed except by an instrument in writing executed by Seller and Homebuyer.

(e) This Contract may be executed in counterparts, each of which when so executed may be considered an original.

(f) It is specifically understood and agreed by the parties that the delivery and acceptance by Homebuyer of the Deed at the time of closing shall constitute and be deemed full performance by Seller of, and full compliance by Seller with, all of the terms of this Contract (including duties implied in this Contract by law (e.g. to build in accordance with applicable code)); that none of the terms hereof shall survive the delivery and acceptance of the said Deed; and that the terms hereof (express or implied) shall be merged into and extinguished by the delivery of the Deed; provided, however, and notwithstanding the foregoing, the provisions of Paragraph 6, 7, 8, 12, 13, 14, 16, 18, 19, 20, 21 and 23 expressly survive closing and delivery of the Deed and shall be fully valid and enforceable after closing.

(g) TIME IS OF THE ESSENCE WITH RESPECT TO ALL PROVISIONS OF THIS CONTRACT UNLESS OTHERWISE EXPRESSLY PROVIDED.

(h) The "Contract Date" is the date inserted in the first sentence of this Contract. Notwithstanding the foregoing, this Contract shall not become effective unless and until it has been executed by an authorized officer of Seller. The date on which this Contract has been fully executed by Seller as set forth in the signature block below is referred to in this Contract as the "Ratification Date" or "Effective Date".

(i) For purposes of signing and delivery of this Contract and any amendments hereto, a signature by any party on any such document which is delivered by such party to the other party by electronic mail transmission shall be binding upon the delivering party as an original signature to this Contract.

21. OTHER DOCUMENTS ARE PART OF THIS CONTRACT. This Contract includes the Pricing and Selections Addendum, Incentive Addendum, Selections Payment Addendum, Insulation Disclosure, any specific disclosure addenda (such as neighborhood-specific disclosures), and any other addenda signed by the parties hereto.

22. RETURNED FUNDS. Seller may impose an administrative fee for any payments by Homebuyer that are not honored by Homebuyer's financial institution. Seller's right to impose such fee shall be in addition to any other rights and remedies Seller has under this Contract.

23. ORAL STATEMENTS OR PROMISES. This Contract expresses the entire agreement between the parties hereto. Homebuyer has not relied and is not relying upon any warranties, promises, guarantees or representations made by Seller, any agent of Seller, or anyone else acting or claiming to act on behalf of Seller, with respect to the Property and the other matters set forth in this Contract (including any statements made by a sales person) except those specifically reduced to writing and made a part of this Contract. Homebuyer must identify any promises not otherwise reflected in this Contract in the appropriate section of the Pricing and Selections Addendum to make them part of this Contract.

24. HOMEBUYER HEREBY REPRESENTS AND ACKNOWLEDGES THAT A TRUE AND CORRECT COPY OF THIS CONTRACT WAS DELIVERED TO HOMEBUYER WITH ALL SPACES COMPLETED, PRIOR TO SIGNING AND THAT HOMEBUYER HAS READ AND UNDERSTANDS EACH AND EVERY PORTION HEREOF. HOMEBUYER ACKNOWLEDGES THAT HOMEBUYER HAS BEEN GIVEN THE OPPORTUNITY TO CONSULT AN ATTORNEY AT LAW REGARDING THE LEGAL EFFECT OF THIS CONTRACT. HOMEBUYER ACKNOWLEDGES AND AGREES THAT THIS CONTRACT AS SIGNED BY HOMEBUYER ALONE CONSTITUTES ONLY AN OFFER BY HOMEBUYER AND THAT THIS CONTRACT SHALL NOT BE BINDING UPON SELLER UNTIL IT IS SIGNED BY AN OFFICER OF SELLER. THE ON-SITE EMPLOYEE OF SELLER IS NOT AN AUTHORIZED OFFICER OF SELLER AND SHALL NOT HAVE ANY AUTHORITY, APPARENT OR ACTUAL, TO BIND SELLER AS TO ANY MATTER CONCERNING THIS CONTRACT OR THE PROPERTY.

IN WITNESS WHEREOF, this Contract has been entered into as of the Contract Date.

SELLER:

[redacted]

Title: Division President

Date: 1/5/2022 | 4:30 PM EST

HOMEBUYER:

[redacted]

Date: 12/23/2021 | 12:54 PM PST

PRICING AND SELECTIONS ADDENDUM

This Pricing and Selections Addendum ("Addendum") is made part of the following New Home Sales Contract (the "Contract"):

Seller:	**Stanley Martin Homes, LLC**
Homebuyer:	**Arrived Holdings Inc**
Contract Date:	**12/23/2021**
Neighborhood:	**Mayfield Crossing Phase 2 (Mayfield Crossing)**
Homesite or Property:	
Lot / Block / Unit:	**056 /**
Street Address:	**436 Marietta Lane**
City / State:	**Duncan, SC**

Now, therefore, it is mutually agreed that the following terms and provisions are added to the Contract:

1. **PURCHASE PRICE.** The Purchase Price for the Property is as follows (all amounts are in $):

1.1 **Base Purchase Price**:		273,900.00
Base Price	273,900.00	
1.2 **Lot Premium**:		5,000.00
Base Lot Premium	5,000.00	
1.3 **Selections Price**:		25,325.00
The Selections Price consists of the following components, which are detailed in Paragraph 3 of this Addendum.		
Net Structural Selections Price (this amount is the total structural selections price, minus any discounts shown below this table)	16,590.00	
Design Selections Price	5,065.00	
Additional Selections Price	3,670.00	
1.4 **Net Purchase Price:**		**304,225.00**

2. **PAYMENT.** The Purchase Price will be paid as shown below (all amounts are in $):

2.1 **Deposit (also known as Builder Deposit)**

Amount to be paid <u>upon</u> signing the Contract ("Initial Deposit"):

Method of Payment	Deposit Amount
ACH	30,422.00

Amount to be paid <u>after</u> signing the Contract ("Additional Deposit"):

Payment Due Dates	Payment Amount Due

Total Deposit: Initial Deposit + Additional Deposit

2.2 **Loan Proceeds:**

2.3 **Closing Funds:** To be determined*

* At closing/settlement, Homebuyer will be responsible for the Net Purchase Price, plus closing costs, minus the Deposit (Builder Deposit), Selections Payments, Loan Proceeds and incentives that may.

3. **DETAIL REGARDING SELECTIONS.** Homebuyer has made the selections shown in the table below. Any additional selections made by Homebuyer after this Addendum is signed will be reflected in an amendment to be signed between the parties.

Selections	Additional Details	Sales Quantity	Unit Price	Net Amount
110v Outlet	110v Outlet	1.00	$ 70.00	$ 70.00
Appliance Package Non-Gourmet Gas Upgrade A	Appliance Pkg Non-Gourmet Gas Up A	1.00	$ 200.00	$ 200.00
Ceiling Fan Package A (w/ 2-Gang Switch) (ea)	Ceiling Fan Package A (w/ 2-Gang Switch) (ea)	2.00	$ 160.00	$ 320.00
Garage Door Opener W/ Remote (ea)	Belt Drive Garage Door Opener With Two Remotes	1.00	$ 730.00	$ 730.00
Gas Line Rough-In (per Appliance)	Gas Line Rough-In (per Appliance)	1.00	$ 0.00	$ 0.00
Led Disk Kitchen Light Package	Led Disk Kitchen Light Package	1.00	$ 400.00	$ 400.00
Pendant Lighting In Kitchen - Upgrade A	Pendant Lighting In Kitchen - Upgrade A Lighting Options Styles/Fixture: P500229-009	1.00	$ 550.00	$ 550.00
Refrigerator Up A	Refrigerator Up A	1.00	$ 1,560.00	$ 1,560.00
Std Fireplace Surround	Std Fireplace Surround Fireplace Surround: (R4) Absolute Black	1.00	$ 0.00	$ 0.00
Std Kitchen Tops	Std Kitchen Tops Kitchen Countertop Options Colors: Luna Pearl	1.00	$ 0.00	$ 0.00
Traditional Kitchen, Owners Bath, and Standard Secondary Bath Cabinets - Group 2	Traditional Kitchen, Owners Bath, and Standard Secondary Bath Cabinets - Group 2 Kitchen Cabinet Options Colors: Alpine, Kitchen Cabinet Options Styles: Marsh Cambridge Birch Alpine	1.00	$ 510.00	$ 510.00
Upgrade Kitchen Ceramic Backsplash B	Upgrade Kitchen Ceramic Backsplash B Kitchen Backsplash: DT2-W10 White 3x6 Bright White BN	1.00	$ 725.00	$ 725.00
Alternate Owner Bathroom Layout	Alternate Owner Bathroom Layout	1.00	$ 1,500.00	$ 1,500.00
Patio 1 - Covered	Patio 1 - Covered	1.00	$ 11,000.00	$ 11,000.00
Prefab Fireplace in Family Room	Prefab Fireplace in Family Room	1.00	$ 3,090.00	$ 3,090.00
Rails In Lieu Of Standard Kneewall	Rails In Lieu Of Standard Kneewall	1.00	$ 1,000.00	$ 1,000.00
Change From Single To Double Vanity	Change From Single To Double Vanity	1.00	$ 0.00	$ 0.00

Selections	Additional Details	Sales Quantity	Unit Price	Net Amount
Patio	Patio	1.00	$ 0.00	$ 0.00
Vaulted Ceiling - Owners Bedroom	Vaulted Ceiling - Owners Bedroom	1.00	$ 0.00	$ 0.00
EC1962	EC1962 Accent Siding: Variform - Irish Thistle, BrickOrStone: TB-Southampton, ExteriorTrim: Pella White, Metal Roof: Black, Roofing: CT - Charcoal, Shutter/Front Door: Black, Siding: PG - Silver Mist, Stone Per Elevation: ASV-2020 | Antique | Southeastern Ledgestone, Windows: Pella White	1.00	$ 0.00	$ 0.00
DS CBO Mayfield Crossing SFD 056 Flooring Per Exhibit F1 dated 11.5.21	DS CBO Flooring Upgrades totaling $3,670	1.00	$ 3,670.00	$ 3,670.00

Notes:

a. The terminology used for Selections and Additional Details in the table above may not precisely match the terminology used on the plans. Homebuyer may obtain clarification from the Neighborhood Sales Manager.

b. Whenever the flooring selection shows a Unit Price of $1.00, this indicates that the Sales Quantity and Unit Price are placeholder numbers to generate the proper Net Amount. The Net Amount is the correct total amount for the flooring selection. The actual Sales Quantity and Unit Prices are reflected in the Flooring Matrix referenced in Additional Details.

4. **OTHER INCENTIVES.** Any other incentives and discounts that may be offered with this sale are addressed in the Incentive Addendum being signed with the Contract.

5. **ORAL AGREEMENTS.** (See Paragraph 23 of the Contract)

None

6. **GENERAL.** All other terms and conditions of the Contract remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum.

[redacted]

y: ____________________
102A72ABF6664F4...

Title: Division President

Date: 1/5/2022 | 4:30 PM EST

HOMEBUYER:

[redacted]

Date: 12/23/2021 | 12:54 PM PST

INCENTIVE ADDENDUM

This Incentive Addendum ("Addendum") is made part of the following New Home Sales Contract (the "Contract"):

Seller:	**Stanley Martin Homes, LLC**
Homebuyer:	**Arrived Holdings Inc**
Contract Date:	**12/23/2021**
Neighborhood:	**Mayfield Crossing Phase 2 (Mayfield Crossing)**
Homesite or Property:	
Lot / Block / Unit:	**056 /**
Street Address:	**436 Marietta Lane**
City / State:	**Duncan, SC**

Now, therefore, it is mutually agreed that the following terms and provisions are added to the Contract:

1. Purchase Price Incentives. The incentives in the table below will be applied to the purchase price for the Property if the stated conditions are satisfied.

Type	Condition / Explanation	Amount ($)
Selections Credit (Use of Recommended Lender or Cash)	If Homebuyer closes with First Heritage Mortgage, LLC as Homebuyer's lender, or if Homebuyer closes with cash (no lender), then Homebuyer will receive a credit on the final Purchase Price equal to the maximum amount specified in the right-hand column. This credit may be used to reduce the final price of selections that are part of the purchase price of the home (including selections for the home that were made by Seller before the Contract was signed). If other discounts or credits (including any discount or credit toward selections applied to reduce the purchase price shown in the Pricing and Selection Addendum and any Design Credit that is shown in a Selection Change Amendment) have already been applied to these items, then the amount of this credit may be limited so that the total credits do not exceed the total amount of selections made. When Homebuyer finalizes the choice of lender or makes the final determination that Homebuyer will be closing with cash, Seller and Homebuyer will enter into an amendment to the Contract to reflect the credit is available to be applied to the purchase price.	
Design Credit	Homebuyer will receive a credit against the design selections made by Homebuyer (as shown in a Selections Change Amendment) equal to the maximum credit specified in the right-hand column. This credit may not exceed total dollar amount of design selections made by Homebuyer.	

2. Closing Statement Incentives. The incentives in the table below will be shown on the closing statement at the time of the closing on the purchase of the Property if the stated conditions are satisfied.

Type	Condition / Explanation	Amount ($)
Closing Cost Contribution (Use of Recommended Lender)	If Homebuyer closes with First Heritage Mortgage, LLC as Homebuyer's lender, then Seller and First Heritage Mortgage, LLC will together contribute the amount shown in the right-	

Type	Condition / Explanation	Amount ($)
	hand column as a credit toward closing costs, which will be reflected on the closing statement. The Recommended Lender's contribution toward the amount in the right-hand column will be 0.25% of the loan amount.	
Closing Cost Contribution (Use of Recommended Closing Agent)	If Homebuyer closes with Harvey and Vallini, LLC as settlement or closing agent, then Homebuyer will receive the incentive in the right-hand column as a credit on the closing statement.	
Closing Cost Contribution	Homebuyer will receive the incentive in the right-hand column as a credit on the closing statement.	

Note: If Homebuyer is a first-time Maryland home buyer, a portion of this closing cost contribution will go toward any amount to be paid by Seller as described in the First Time Maryland Buyer Transfer and Recordation Tax Addendum.

3. Other Terms.

   a. If the "Amount" in the right-hand column of a line in the table is left blank, that indicates that the incentive is not being offered with this sale.

   b. The only incentives or promotions that apply to this Contract are those shown above and those shown in the Pricing and Selections Addendum.

   c. If Homebuyer does not or cannot use the entire amount of any incentive granted above or if Homebuyer does not meet the conditions of the incentive, the unused incentive amount is forfeited.

4. Miscellaneous. The Contract, any addenda thereto, and any other items heretofore entered into by Seller and Homebuyer in connection therewith, are hereby amended to the extent necessary to reflect the foregoing. All other terms and conditions of the Contract remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum.

SELLER:

[redacted]

Date: 1/5/2022 | 4:30 PM EST

HOMEBUYER:

[redacted]

Date: 12/23/2021 | 12:54 PM PST

INSULATION DISCLOSURE

This Insulation Disclosure ("Disclosure") is made part of the following New Home Sales Contract (the "Contract"):

Seller:	**Stanley Martin Homes, LLC**
Homebuyer:	**Arrived Holdings Inc**
Contract Date:	**12/23/2021**
Neighborhood:	**Mayfield Crossing Phase 2 (Mayfield Crossing)**
Homesite or Property:	
Lot or Unit / Block or Phase:	**056 /**
Street Address:	**436 Marietta Lane**
City and State:	**Duncan, SC**

Now, therefore, it is mutually agreed that the following terms and provisions are added to the Contract:

Insulation for the home will be installed as follows, as construction allows:

AREA	TYPE	R-VALUE	THICKNESS
Attic (Flat Ceilings)	Blown-in	R-49	18½"
Vaulted Sunroom/Dormer (non-Attic)	Fiberglass batt - faced	R-38	12"
Exterior Walls	Fiberglass batt - unfaced	R-15	3½"
Garage Ceiling (if there is either living space or attic space above)	Fiberglass batt - faced	R-19	6½"
Overhangs (Bays)	Fiberglass batt - unfaced	R-38	12"
Band Boards	Fiberglass batt - unfaced	R-19	6½"
Basement Band Boards	Fiberglass batt - unfaced	R-19	6½"
Basement Exterior Wall Walkout Condition	Fiberglass batt - unfaced	R-15	3½"
Unfinished Basement (Ceiling Only)	Fiberglass batt - faced	R-19	6½"
Crawlspace Floors	Fiberglass batt - faced	R-19	6½"

Notwithstanding the foregoing, insulation may be of lesser thickness and R-value than indicated above in certain limited areas where the design of the home does not permit greater thickness. Examples of location where thickness and R-value may vary include location where studs are placed in walls, at corners, fireplaces and windows.

The R-values stated above are based on the representations of the manufacturer and/or the installer of the insulation. Seller does not warrant or represent that these R-values are correct. Seller reserves the right to make substitutions as to the type, thickness and R-value of insulation installed in the home without obtaining the consent of Homebuyer, as long as this does not substantially change the R-value of the insulation installed in a substantial portion of the home.

IN WITNESS WHEREOF, the parties hereto have executed this Disclosure.

SELLER:

[redacted]

Title: D v s on Pres ent

Date: 1/5/2022 | 4:30 PM EST

HOMEBUYER:

[redacted]

Date: 12/23/2021 | 12:54 PM PST

STANLEY MARTIN
HOMES

MATERIALS DISCLOSURE

This Materials Disclosure ("Disclosure") is made part of the following New Home Sales Contract (the "Contract"):

Seller:	**Stanley Martin Homes, LLC**
Homebuyer:	**Arrived Holdings Inc**
Contract Date:	**12/23/2021**
Neighborhood:	**Mayfield Crossing Phase 2 (Mayfield Crossing)**
Homesite or Property:	
Lot / Block / Unit:	**056 /**
Street Address:	**436 Marietta Lane**
City / State:	**Duncan, SC**

Seller is delivering this Disclosure as part of the Contract to make Homebuyer aware of some important characteristics regarding the materials to be installed in the home. Seller disclaims any liability for the matters described below.

1. <u>Differences Between Images and Final Product</u>.

In the process of choosing this home and making selections for the home, Seller may provide Homebuyer photos and other images of the selections made. Homebuyer may also take photos or images of the selections made. Any photos or images provided, whether by Seller or by Homebuyer, are for illustrative purposes only and are intended to serve merely as a reference for the selections made by Homebuyer. The photos and other images may not fully or accurately reflect actual color, markings, characteristics, dimensions, and/or specifications for the selections made. Once installed, the appearance of the selections will often vary from what is shown in the images. Variations in what is depicted in the images could be a result of differences in computer monitors, video graphic cards, printers, and on-screen settings, as well as other factors. Seller's obligation is to install the product selected (manufacturer, model, color number or name, etc.). Seller has no obligation to ensure that the final products appear as shown in the images.

2. <u>Countertops</u>

Stone countertops are natural stone. Products of nature are not subject to the rules of consistent behavior that may apply to manufactured and man-made building materials. Much of the beauty of natural stone is derived from the uniqueness of each piece. No two pieces are exactly alike and variation is to be expected from slab to slab. Among other things, granite countertops include fissures and pitting, which are normal characteristics of any natural stone.

Natural stone may be polished or textured. Textured stone, whether it is honed, leathered or antiqued, does not have the same resin finish that polished slabs have and, therefore, must be maintained and cared for in a special way. It will scratch, stain and wear until it has formed a natural patina through regular usage and cleaning.

Natural stone products require sealing on at least an annual basis. This should be completed by the homeowner as soon as possible after moving into the house. Light-colored stones are naturally more susceptible to staining and may require additional sealing. See the manufacturer's recommendations regarding the proper way to clean and seal natural stone products.

Other countertop surfaces, such as manufactured quartz and cultured marble, may also require special care to avoid or minimize stains. See the manufacturer's recommendations on the best way to care for your countertops.

Countertops will require seams to fit the different finished pieces of stone together for a home's specific layout. Seams should be expected and are present with most layouts, including on the kitchen island.

The samples provided at the Design Studio are intended to show the general color, markings and characteristics of the stone or other countertop surface selected. The countertop installed in the home will not be an exact match of the sample seen in the Design Studio.

Seller and its trade partners are not responsible for differences between the samples viewed in the Design Studio and the way the actual product installed in the home appears or for variances within the product itself. Seller will not replace any countertops based on these issues.

3. **Cabinetry**

The following characteristics of wood cabinets are natural and not considered defects:

- Naturally occurring color, grain and texture differences
- Color deviations, even within the same section of wood
- Difference between open- and closed-grain areas
- Visible mineral streaks and worm tracking

Wood of all species is hygroscopic, meaning that it is vulnerable to the humidity and temperature of its environment. It will lose or gain moisture and then shrink or swell depending on the ambient environment. Protective coatings cannot prevent this movement; they merely mitigate the impact of the ambient environment.

When cabinets are painted, paints and glazes mask the joints on assembled face frames, doors, drawer fronts, and solid panels and accessories. When there are fluctuations in the temperature and humidity of the environment, the wood components shrink or swell, resulting in small hairline cracks becoming visible in the joints. These hairline cracks simply reflect where the separate cabinet components were fitted during the assembly process. This is a natural phenomenon that can be minimized by maintaining a stable environment. The strength and integrity of the cabinet face frames, doors, drawer fronts, and solid panels and accessories are not compromised by these hairline cracks.

While laminate, painting and wood finishing processes promote durability, care should be taken to preserve the original factory finish:

- Wipe up spills immediately
- Use mild soaps only
- Be sure to read all cabinet care guidelines and cleaning product instructions carefully

Cabinetry added at a later date may not match the original cabinets installed. This may be due to:

- Exposure to sunlight, smoke and chemicals
- Change in door samples or displays due to age (they may no longer be a true color representation)

Seller and its trade partners and the manufacturer of the cabinets are not responsible for the inherent properties of wood and wood products, including hairline cracks that may appear from time to time.

4. **Loop Carpets**

All loop carpets (including cut & loop carpets) will show seams more "visibly" than cut pile carpets due to the thin contour and loop construction. Loop (and cut & loop) seams cannot be compared to cut pile carpet seams.

Looped carpet is a continuous filament product. Common causes of picks that cause unraveling are children's toys, pets nails, and leaving the beater bar on while vacuuming. If a pick occurs, it should be trimmed and tended to immediately to prevent unraveling.

To maintain the warranty on your carpet, have it professional cleaned every 12 months. The care guidelines recommend daily vacuuming in high traffic areas.

5. **Grout**

Grout colors are predetermined by the Design Studio Consultants with the tile suppliers and trade partners. The available grout color is listed on the back of each tile sample and may not be changed. The final shade of the grout, as installed, may vary with the tile type and porosity, job site conditions or finishing techniques. Like most other products and materials installed in the home, grout requires periodic re-sealing or re-application.

6. Hard Surface Floors

Standard prefinished and unfinished flooring is a grade of wood (Select, No. 1 Common, No. 2 Common) that may contain certain characteristics (such as worm holes, season and kiln checks, broken knots up to 3/8" in diameter, minor imperfections in matching, torn grain and burns, and other characteristics that do not impair the soundness of the floor) that are apparent in the unfinished wood. The grading rules allow for great variability in the specific characteristics of the wood that can be found in the floor. Generally, the characteristics of the wood will be properly filled and finished, but some limited, small unfinished/unfilled characteristics will continue to be apparent even after finishing. Further, each piece of flooring sands differently depending on its grain type, making it virtually impossible to attain a completely flat surface. Minor differences in the height of adjacent boards are to be expected. The floor cannot be expected to have a uniform appearance. There will be variations in color and smoothness.

When exposed to the sun, hard surface floors may change color. This is a normal condition. Controlling the degree of sunlight entering the home with window and door coverings can help limit the changes. Area rugs should be moved occasionally, as they block sunlight, which may result in discoloring under the rug.

Wood is a hygroscopic material, which means that it can absorb moisture. When moisture is lost, wood tends to shrink. Wood performs best in a controlled environment with a temperature of 60-75 degrees and humidity of 35-55%. Homes that are built on vented crawlspaces can experience higher humidity levels in certain seasons. Homes with basements may experience higher humidity level from the basement during the first year. This can be addressed by placing dehumidifiers and fans in the basement, by using an air conditioner or dehumidifier or or by periodically turning on the heating system during the summer months.

During the heating months it is not unusual for the humidity to be extremely low. Wood stoves and electric heat tend to cause very dry conditions. Individual boards may shrink and allow the development of gaps between them. This is not a manufacturing or installation defect. Gapping can be minimized by limiting large swings in the humidity inside the home.

Hardwood floors are subject to "cupping", a condition where the edges of individual boards are higher than the center of the boards. Some individual boards may absorb moisture faster on one side than on the other. The wider the board, the more susceptible it is to cupping. Engineered hardwood flooring is less susceptible to cupping than solid hardwood flooring. Cupping is a site-related moisture condition, rather than a manufacturing or installation defect. Cupped floors tend to re-flatten if the source of the moisture can be identified and eliminated promptly.

Face nailing (nailing through the top of the board) of flooring is necessary along walls, at starting or finishing rows and when boards are replaced. The hole on the top of the board will be filled with wood putty and finish applied over the putty, but it may still be visible

All hardwood flooring selections offered at the Stanley Martin Design Studios have a urethane finish. Wood flooring requires the following care system:

- Cleaner: Use the cleaner recommended by the flooring manufacturer. Most cleaners are available at home improvement stores, online or at flooring retailers. One general rule is to never use water or steam cleaners or any wax or cleaner that must be mixed with water (such as oil sop).

- Routine Care: Frequently sweep or vacuum the floor to remove loose dirt before it can scratch or be ground into the floor's surface. For spot cleaning, apply cleaner onto a clean cloth and rub onto the spot.

- Periodic Care: Follow sweeping and vacuuming instructions for routine care. Spread cleaner directly on the floor and wipe with a sponge mop or appropriate cleaning applicator. Do not allow puddles of any cleaner to remain on floor's surface as excess liquid may damage the fiber of the wood.

Other tips to maintain the condition of the floors include the following:

- If the floor adjoins exterior doors, put outside doormats at the entrances to keep dirt and moisture from being tracked in. Add an area rug inside to further prevent dirt and moisture from being tracked onto your hard

floors. Don't use rubber, foam back or plastic mats, as these may discolor the floor. To prevent slippage of area rugs, use an approved vinyl rug underlay from a reputable manufacturer.

- Use floor protectors on the feet of furniture to avoid scratches. When moving heavy furniture or appliances, use extra caution to avoid scratching, indentations, and gouging. Some objects may be too heavy to be moved across a hardwood floor under any circumstances.

- Certain types of casters on furniture may damage hardwood flooring. Barrel-type caster wheels or wide, flat glides are best for protecting your hardwood floor. Change any casters that are not of the right type.

- Spike or stiletto high heel shoes, especially those in poor repair, will cause denting and related damage to hard floors due to the extremely high compressive force they generate.

7. **<u>Laminate and Luxury Vinyl Plank (LVP) Floors</u>**

Laminate and LVP floors are not attached to the subfloor of the home. The individual planks of the laminate floors lock to each other and are installed with what is commonly referred to as a "floating" floor application. Thus, there may be some slight vertical movement in the floor.

8. **<u>Hardwood Stair Parts</u>**

Stair parts are made of oak regardless of the species or type of hard surface flooring. Regardless of the stain colors selected, there will be variations in the color due to the variation in the wood grain. When lighter stain selected, more variation will be seen in the stair treads and stair landing. This is to be expected and is not a defect. Additionally, while stain colors will be complementary to the stain color selected for hard surface flooring or laminate and LVP flooring, the stain colors will not be an exact match.

9. **<u>Stained Exterior Doors</u>**

Stained exterior doors tend to weather faster than painted doors. This is especially so when the doors are sun-facing. Homeowners should take action to ensure that stained exterior doors are maintained regularly, including applying a wood preserver as necessary to prevent the door from drying and cracking.

10. **<u>Exterior Shutters</u>**

Exterior shutters that may be installed on a home are an architectural element and are strictly decorative. They are not considered storm protection. In many cases, the shutters are not even designed to meet when closed.

For homes in hurricane-prone areas where window storm protection is generally required, storm protection for the windows will be left in the garage.

By signing below, Homebuyer acknowledges receipt of this Disclosure.

HOMEBUYER:

[redacted]

ate: : PM P T

ACKNOWLEDGEMENT OF RECEIPT OF HOA INFORMATION

This Acknowledgement of Receipt of HOA Information is being signed as part of the following New Home Sales Contract (the "Contract"):

Seller:	**Stanley Martin Homes, LLC**
Homebuyer:	**Arrived Holdings Inc**
Contract Date:	**12/23/2021**
Neighborhood:	**Mayfield Crossing Phase 2 (Mayfield Crossing)**
Homesite or Property:	
Lot / Block / Unit:	**056 /**
Street Address:	**436 Marietta Lane**
City / State:	**Duncan, SC**

Concurrently with the signing of the Contract, Seller is providing to Homebuyer information on the property owners' association, homeowners' association, or other community association (each, an "Association") of which the Property is a part (the "Disclosure Packet") and other information regarding the Property deemed by Seller to be of importance (the Disclosure Packet, plus such other information, is the "Disclosure Information").

Seller has given Homebuyer the option of receiving the Disclosure Information by either (i) a paper copy or (ii) Electronic Media. The term "Electronic Media" includes any or all of the following: electronic mail ("email") with attached copies of the applicable documents and maps; compact disc ("CD"); digital video disc ("DVD"); flash drive; email with a link to a website on which the Disclosure Information can be viewed and from which it can be downloaded to a computer; or other electronic media on which written information may be stored. Homebuyer should not elect to receive the Disclosure Information by Electronic Media if Homebuyer does not have the means to review electronic documents.

By signing below:

1. Homebuyer elects to receive the Disclosure Information by Electronic Media. For purposes of receiving Disclosure Information by Electronic Media, Homebuyer's email address is: cameron@arrivedhomes.com.

2. Homebuyer acknowledges that it has received and read the information contained in the Public Information Statement, along with the other information in the Disclosure Packet.

HOMEBUYER:

[redacted]

Date: 12/ :

NEIGHBORHOOD DISCLOSURE ADDENDUM
Mayfield Crossing

This Neighborhood Disclosure Addendum ("Addendum") is made part of the following New Home Sales Contract (the "Contract"):

Seller:	**Stanley Martin Homes, LLC**
Homebuyer or Purchaser:	**Arrived Holdings Inc**
Contract Date:	**12/23/2021**
Neighborhood:	**Mayfield Crossing Phase 2 (Mayfield Crossing)**
Homesite or Property:	
Lot / Block / Unit:	**056 /**
Street Address:	**436 Marietta Lane**
City / State:	**Duncan, SC**

1. HOA Information.

Homeowner's Association ("HOA"):	Mayfield Homeowners' Association, Inc	
Management Company:	Name: Address: Property Manager: Phone: Fax: Email:	[redacted]
HOA Dues and Fees:	Annual Assessment:	$435.00 per year
	Initiation Fee:	$145.00
	Transfer Fee:	$200.00
This information was last updated as of September 20, 2020. The HOA Dues and Fees are subject to change and generally do change at the beginning of each calendar year. The closing agent should verify the actual dues prior to each closing and provide to Homebuyer a statement from the Management Company.		

2. Important Documents. The Neighborhood and the Homesite are governed or impacted by a number of different documents and agreements, each of which will be reflected in the title records for the Homesite ("Neighborhood Documents"). Seller notes the following documents as being of particular importance:

   a. Phase 2, Subdivision Plat, recorded on May 29, 2018 in Deed Book 174, Pages 172-173 among the land records of Spartanburg County, South Carolina.

   b. Declaration of Covenants, Conditions, and Restrictions for Mayfield Crossing recorded on February 2, 2018 in Deed Book 118-N, Pages 226-247 among the land records of Spartanburg County, South Carolina.

3. Stormwater Management/Public Drainage Access and Maintenance Easement. Portions of the Neighborhood (possibly including the Homesite itself) are subject to a perpetual storm water management maintenance and/or access easement as described in the Neighborhood Documents and as shown on the site plan and/or plat of the Neighborhood. Spartanburg County is responsible for maintenance of the storm water management facilities and devices located within the easement.

4. Mail Kiosks. Mail will be handled at a common kiosk location as shown on the approved plan of the Neighborhood. All mail will be delivered and picked up at this location.

5. Common Area Improvements. Certain common area improvements, such as streetlights, recreational amenities, median strips and landscaping, may not be installed in the common areas of the community at the time of Homebuyer's settlement/closing. Because Seller is not the developer of this Neighborhood (Seller has purchased finished lots from the developer), Seller is not responsible for the installation or construction of these improvements.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum.

SELLER:

[redacted]

Date: 1/5/2022 | 4:30 PM EST

HOMEBUYER:

[redacted]

Date: 12/23/2021 | 12:54 PM PST

SOUTH CAROLINA DISCLOSURE OF REAL ESTATE BROKERAGE RELATIONSHIPS

[redacted]

Pursuant to South Carolina Real Estate License Law in S.C. Code of Laws Section 40-57-370, a real estate licensee is required to provide you a meaningful explanation of agency relationships offered by the licensee's brokerage firm. This must be done at the first practical opportunity when you and the licensee have substantive contact.

Before you begin to work with a real estate licensee, it is important for you to know the difference between a broker-in-charge and associated licensees. The broker-in-charge is the person in charge of a real estate brokerage firm. Associated licensees may work only through a broker-in-charge. **In other words, when you choose to work with any real estate licensee, your business relationship is legally with the brokerage firm and not with the associated licensee.**

A real estate brokerage firm and its associated licensees can provide buyers and sellers valuable real estate services, whether in the form of basic **customer** services, or through **client**-level agency representation. The services you can expect will depend upon the legal relationship you establish with the brokerage firm. It is important for you to discuss the following information with the real estate licensee and agree on whether in your business relationship you will be a **customer** or a **client**.

You Are a Customer of the Brokerage Firm

South Carolina license law defines customers as buyers or sellers who choose NOT to establish an agency relationship. The law requires real estate licensees to perform the following ***basic duties*** when dealing with ***any*** real estate buyer or seller as customers: ***present all offers in a timely manner, account for money or other property received on your behalf, provide an explanation of the scope of services to be provided, be fair and honest and provide accurate information, provide limited confidentiality, and disclose "material adverse facts" about the property or the transaction which are within the licensee's knowledge.***

Unless or until you enter into a written agreement with the brokerage firm for agency representation, you are considered a "customer" of the brokerage firm, and the brokerage firm will not act as your agent. As a customer, you should not expect the brokerage firm or its licensees to promote your best interest.

Customer service does not require a written agreement; therefore, you are not committed to the brokerage firm in any way unless a transaction broker agreement or compensation agreement obligates you otherwise.

Transaction Brokerage

A real estate brokerage firm may offer transaction brokerage in accordance with S.C. Code of Laws Section 40-57-350. Transaction broker means a real estate brokerage firm that provides customer service to a buyer, a seller, or both in a real estate transaction. A transaction broker may be a single agent of a party in a transaction giving the other party customer service. A transaction broker also may facilitate a transaction without representing either party. The duties of a brokerage firm offering transaction brokerage relationship to a customer can be found in S.C. Code of Laws Section 40-57-350(L)(2).

You Can Become a Client of the Brokerage Firm

Clients receive more services than customers. If client status is offered by the real estate brokerage firm, you can become a client by entering into a written agency agreement requiring the brokerage firm and its associated licensees to act as an agent on your behalf and promote your best interests. If you choose to become a client, you will be asked to confirm in your written representation agreement that you received this agency relationships disclosure document in a timely manner.

A ***seller becomes a client*** of a real estate brokerage firm by signing a formal listing agreement with the brokerage firm. For a seller to become a client, this agreement must be in writing and must clearly establish the terms of the agreement and the obligations of both the seller and the brokerage firm which becomes the agent for the seller.

A ***buyer becomes a client*** of a real estate brokerage firm by signing a formal buyer agency agreement with the brokerage firm. For a buyer to become a client, this agreement must be in writing and must clearly establish the terms of the agreement and the obligations of both the buyer and the brokerage firm which becomes the agent for the buyer.

SOUTH CAROLINA DISCLOSURE OF REAL ESTATE BROKERAGE RELATIONSHIPS

[redacted]

If you enter into a written agency agreement, as a client, the real estate brokerage has the following ***client-level duties: obedience, loyalty, disclosure, confidentiality, accounting, and reasonable skill and care***. Client-level services also include advice, counsel and assistance in negotiations.

Single Agency

When the brokerage firm represents only one client in the same transaction (the seller or the buyer), it is called single agency.

Dual Agency

Dual agency exists when the real estate brokerage firm has two clients in one transaction – a seller client and a buyer client. At the time you sign an agency agreement, you may be asked to acknowledge whether you would consider giving written consent allowing the brokerage firm to represent both you and the other client in a disclosed dual agency relationship.

Disclosed Dual Agency

In a disclosed dual agency, the brokerage firm's representation duties are limited because the buyer and seller have recognized conflicts of interest. Both clients' interests are represented by the brokerage firm. As a disclosed dual agent, the brokerage firm and its associated licensees cannot advocate on behalf of one client over the other, and cannot disclose confidential client information concerning the price negotiations, terms, or factors motivating the buyer/client to buy or the seller/client to sell. Each Dual Agency Agreement contains the names of both the seller client(s) and the buyer client(s) and identifies the property.

Designated Agency

In designated agency, a broker-in-charge may designate individual associated licensees to act solely on behalf of each client. Designated agents are not limited by the brokerage firm's agency relationship with the other client, but instead have a duty to promote the best interest of their clients, including negotiating a price. The broker-in-charge remains a disclosed dual agent for both clients, and ensures the assigned agents fulfill their duties to their respective clients. At the time you sign an agency agreement, you may be asked to acknowledge whether you would consider giving written consent allowing the brokerage firm to designate a representative for you and one for the other client in a designated agency. Each Designated Agency Agreement contains the names of both the seller client(s) and the buyer client(s) and identifies the property.

It's Your Choice

As a real estate consumer in South Carolina, it is your choice as to the type and nature of services you receive.

- You can choose to remain a customer and represent yourself, with or without a transaction broker agreement.
- You can choose to hire the brokerage firm for representation through a written agency agreement.
- If represented by the brokerage firm, you can decide whether to go forward under the shared services of dual agency or designated agency or to remain in single agency.

If you plan to become a client of a brokerage firm, the licensee will explain the agreement to you fully and answer questions you may have about the agreement. Remember, however that until you enter into a representation agreement with the brokerage firm, you are considered a customer and the brokerage firm cannot be your advocate, cannot advise you on price or terms, and only provides limited confidentiality unless a transaction broker agreement obligates the brokerage firm otherwise.

The choice of services belongs to you – the South Carolina real estate consumer.

Acknowledgement of Receipt by Consumer:

HOMEBUYER:

[redacted]

Date: 12/23/2021 | 12:54 PM PST

HOME UNDER CONSTRUCTION ADDENDUM

This Home Under Construction Addendum ("Addendum") is made part of the following New Home Sales Contract (the "Contract"):

Seller:	**Stanley Martin Homes, LLC**
Homebuyer:	**Arrived Holdings Inc**
Contract Date:	**12/23/2021**
Neighborhood:	**Mayfield Crossing Phase 2 (Mayfield Crossing)**
Homesite or Property:	
Lot / Block / Unit:	**056 /**
Street Address:	**436 Marietta Lane**
City / State:	**Duncan, SC**

Because the home that Homebuyer is purchasing is already under construction (such a home is referred to as a "Spec Home", "Market Home" or "Move-in-Ready Home"), Seller has already made certain selections for the home. As a result, no selections or other changes are allowed.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum.

SELLER:
Stanley Martin Homes, LLC

[redacted]

Title: Division President

Date: 1/5/2022 | 4:30 PM EST

HOMEBUYER:

[redacted]

Date: 12/23/2021 | 12:54 PM PST

STANLEY MARTIN
HOMES

PRE-CONSTRUCTION MEETING AGENDA

Homebuyer: Arrived Holdings Inc

Neighborhood: Mayfield Crossing Phase 2 (Mayfield Crossing) Lot/Unit: 056

Address: 436 Marietta Lane

Neighborhood Sales Manager: [redacted]

Neighborhood Construction Manager: ______________________________

A. ARCHITECTURAL PLANS
1. Plan date: 5/3/2021
2. House type and elevation
3. Structural options selected
4. Floor plan layout
5. Windows
6. Exterior color package

B. SITE AND GRADING PLAN
1. Placement of home on lot, including boundary and positioning
2. Proposed elevations of the first floor, garage, and basement slabs
3. Drainage of the lot, including any slopes and swales
4. Easements and limits of clearing
5. Neighborhood landscaping requirements
6. Location of utilities, pedestals and transformers
7. Location of water crock/well, natural gas rack/propane tank, sewer cleanout/septic

C. FINISH SELECTIONS (IF FINALIZED)
1. Selections addendum
2. Custom built options included
3. Cabinet layouts
4. Lighting and electrical layouts
5. Structural wiring layouts
6. Flooring selections
7. Plumbing and electrical fixture selections

D. CONSTRUCTION PROCESS & POLICIES
1. New home construction process and timeline
2. Homebuyer Site Visitation policy
3. Home Inspection Request form and process

E. REVIEW OF WARRANTY
1. Warranty terms
2. Scheduled warranty request procedure
3. Emergency warranty procedure
4. "Your New Home Warranty at a Glance" – see the warranty time frames
5. Maintenance Reference Guide
6. For more information, please visit www.MyStanleyMartin.com

F. OTHER TOPICS
1. All deposit payments (or Promissory Notes) and options payments received
2. Lender contact information provided by customer
3. Lender pre-qualification letter received

Selections can only be made in accordance with the terms of the New Homes Sales Contract.
NO CHANGES TO STRUCTURAL SELECTIONS ARE ALLOWED.

G. HOMEBUYER COMMENTS:

Homebuyer: ______________________________ Date: ______________

Homebuyer: ______________________________ Date: ______________

STANLEY MARTIN
HOMES

HOME INSPECTION REQUEST FORM

Homebuyer: Arrived Holdings Inc

Neighborhood: Mayfield Crossing Phase 2 (Mayfield Crossing)
Lot/Unit: 056

Address: 436 Marietta Lane

To schedule any home inspection, Homebuyer ("you") must complete and submit this form to the Neighborhood Sales Manager.

1. Proposed Home Inspection Company: ______________________________

   Inspector Name: ______________________________

   Inspector License #: ________________ Inspector Phone #: ______________

   Home Inspector Insurance:

   Carrier: ______________________________

   Agent / Telephone Number: ______________________

   Liability Coverage (no less than $500K): $__________ Workers Comp (y/n)? ________

   If Stanley Martin Homes, LLC ("Stanley Martin") does not approve of your selection, you will be required to select a different inspector. Stanley Martin may provide a list of pre-approved home inspectors.

2. The Neighborhood Sales Manager will coordinate with the Neighborhood Construction Manager to schedule your home inspector's visits. Unscheduled inspections are not allowed. Your home inspector will be asked the leave the site if the visit has not been pre-approved.

3. All home inspections must be completed the day prior to the Pre-Drywall Orientation and New Home Orientation.

4. If your home inspector is unable to conduct the home inspection prior to the Pre-Drywall Orientation and New Home Orientation, the construction of the home will continue as planned. There will be no delay to accommodate the re-scheduling of a home inspection.

5. Because a home inspector's insurance does not typically cover you (its customer) for incidents that may occur during the home inspection and because no representative of Stanley Martin will be present during the home inspection (required for insurance purposes), you will not be permitted to accompany the home inspector during the home inspection.

6. The home inspector will not be permitted to accompany you during the Pre-Drywall Orientation or the New Home Orientation.

7. During the New Home Orientation, you may consult any list of issues generated by the home inspector. Items noted by the home inspector will be considered at the discretion of the Neighborhood Construction Manager. However, Stanley Martin does not commit to address the issues noted by the home inspector, except for safety-related items and definitive violations or deficiencies under the applicable local building codes.

Homebuyer: ______________________________ Date: ______________

Homebuyer: ______________________________ Date: ______________

STANLEY MARTIN
HOMES

HOMEBUYER SITE VISITATION POLICY

Homebuyer: Arrived Holdings Inc

Neighborhood: Mayfield Crossing Phase 2 (Mayfield Crossing)
Lot/Unit: 056

Address: 436 Marietta Lane

---

1. Due to safety considerations and construction schedules:

   (a) Homebuyer ("you") may only visit the home after first obtaining express prior permission from an authorized representative of Stanley Martin Homes, LLC ("Stanley Martin").

   (b) Access to the home may be unavailable or may be limited or denied at any time at the sole discretion of Stanley Martin.

2. All visits to the home are subject to the following limitations:

   (a) Your visits must be pre-arranged with the Neighborhood Sales Manager, regardless of whether construction of the home appears to be completed.

   (b) You must schedule your visit in advance. The visit must occur during regular sales office hours.

   (c) Your visits are limited to a maximum of 30 minutes.

   (d) Because of insurance requirements, you must be accompanied by a representative of Stanley Martin when visiting the home.

   (e) You are not permitted in the home while trade partners are working.

   (f) You must wear a hard hat at all times.

   (g) You must wear hard-soled shoes during a visit. High-heeled shoes, sandals or flip flops are not permitted.

   (h) The number of attendees at a visit may be limited at the discretion of Stanley Martin. Due to safety considerations, children and animals are not permitted on site visits.

Homebuyer: ______________________________ Date: ______________

Homebuyer: ______________________________ Date: ______________

** **FOR INTERNAL USE BY STANLEY MARTIN COMPANIES, LLC ONLY** **

DocuSign Reviewed Internally:

Internal Initial [redacted]
Internal Initia
Internal Initia

THIS DOCUMENT IS SOLELY FOR THE INTERNAL USE BY STANLEY MARTIN COMPANIES, LLC AND IS NOT PART OF THE CONTRACT OF SALE.

STANLEY MARTIN HOMES
PURCHASER SELECTION SHEET: CARPET, PAD, VINYL, HARDWOOD, CERAMIC TILE
Version: F1
Version 6.3

HOUSE TYPE: 1428
COMMUNITY: MCX3
LOT: 56

HOMEBUYER: QMI
DATE: 11.5.21

OWNERS SUITE	STD MAT'L	UPG SELECTED	STYLE / COLOR CODE / COLOR / (CERAMIC SIZE)	PAD (std or upg#)	LISTELLO	SHOWER FLOOR	SALES PRICE
FAMILY ROOM	STD C&P	STD W1	MHK1-RevWood-Kingsford-Millstone Chestnut				$ 1,260
KITCHEN	STD R	STD W1	MHK1-RevWood-Kingsford-Millstone Chestnut				$ 1,340
DINING	STD W1	STD W1	MHK1-RevWood-Kingsford-Millstone Chestnut				$ -
POWDER ROOM	STD W1	STD W1	MHK1-RevWood-Kingsford-Millstone Chestnut				$ -
FOYER #1	STD W1	STD W1	MHK1-RevWood-Kingsford-Millstone Chestnut				$ -
FOYER #2	STD W1	STD W1	MHK1-RevWood-Kingsford-Millstone Chestnut				$ -
MAIN STAIRS	STD C&P	STD C&P	MHK1-Top Card-Folklore 959	(STD P) - 5#			$ -
UPPER HALL	STD C&P	STD C&P	MHK1-Top Card-Folklore 959	(STD P) - 5#			$ -
OWNERS SUITE	STD C&P	STD C&P	MHK1-Top Card-Folklore 959	(STD P) - 5#			$ -
BEDROOM 2	STD C&P	STD C&P	MHK1-Top Card-Folklore 959	(STD P) - 5#			$ -
BEDROOM 3	STD C&P	STD C&P	MHK1-Top Card-Folklore 959	(STD P) - 5#			$ -
BEDROOM 4	STD C&P	STD C&P	MHK1-Top Card-Folklore 959	(STD P) - 5#			$ -
HALL BATH FLOOR	STD R	STD TILE-FLR	DT1-CA23 Masso 12x12-Driftwood				$ 260
HALL BATH WALLS	STD R	N/A					$ -
MASTER BATH FLOOR	STD R	STD TILE-FLR	DT1-CA23 Masso 12x12-Driftwood				$ 540

STANLEY MARTIN HOMES
PURCHASER SELECTION SHEET: CARPET, PAD, VINYL, HARDWOOD, CERAMIC TILE
Version: F1
Version 6.3

HOUSE TYPE: 1428
COMMUNITY: MCX3
LOT: 56

HOMEBUYER: QMI
DATE: 11.5.21

OWNERS SUITE	STD MAT'L	UPG SELECTED	STYLE / COLOR CODE / COLOR / (CERAMIC SIZE)	PAD (std or upg#)	LISTELLO	SHOWER FLOOR	SALES PRICE
MASTER BATH WALLS	STD R	N/A					$ -
LAUNDRY ROOM	STD R	STD TILE-FLR	DT1-CA23 Masso 12x12-Driftwood				$ 270
		N/A					
		N/A					
ELEV B - INCREASE DINING	STD C&P	N/A					$ -
ELEV D - INCREASE DINING	STD C&P	N/A					$ -
ELEV D - INCREASE BEDROOM 3	STD C&P	N/A					$ -
		N/A					
GUEST SUITE ILO DINING ROOM	STD C&P	N/A					$ -
GUEST SUITE BATHROOM	STD R	N/A					$ -
GUEST SUITE KITCHEN DEDUCTION	STD R	N/A					$ -
		N/A					
1019 LL POWDER	STD R	N/A					$ -
1019 LL POWDER - DELETE LL FINISHED STORAGE	STD C&P	N/A					$ -
		N/A					

STANLEY MARTIN HOMES

PURCHASER SELECTION SHEET: CARPET, PAD, VINYL, HARDWOOD, CERAMIC TILE

Version: F1

Version 6.3

HOUSE TYPE: 1428

COMMUNITY: MCX3

LOT: 56

HOMEBUYER: QMI

DATE: 11.5.21

OWNERS SUITE	STD MAT'L	UPG SELECTED	STYLE / COLOR CODE / COLOR / (CERAMIC SIZE)	PAD (std or upg#)	LISTELLO	SHOWER FLOOR	SALES PRICE
6000 MAIN STAIR RUNNER - LANDING	STD C&P	N/A					$ -
		N/A					
		N/A					
Luxury Bath - Owners Bath - Room Area		N/A					$ -
Luxury Bath - Owners Closet - Room Area		N/A					$ -
Optional Sunroom - Room Area		N/A					$ -
		N/A					
Total							**$ 3,670**